UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 12, 2006

Enpath Medical, Inc.

(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-19467	41-1533300
(Commission File Number)	(IRS Employer Identification No.)

15301 Highway 55 West

Plymouth, Minnesota  55447
(Address of Principal Executive Offices)         (Zip Code)

(763) 559-2613
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2006, the Board of Directors of Enpath Medical, Inc. took action with respect to election of officers of the Company and authorized the Company to enter into employment agreements that include change in control provisions with the officers of the Company.

Departure of Directors or Certain Officers

The Board removed James M. Reed and David A. Grenz as executive officers of the Company.  Each of Mr. Reed and Mr. Grenz continues to serve the Company in other capacities.

Appointment of Certain Officers

The Company designated Michael P. Winegar as Vice President of Quality Assurance and Regulatory Affairs.  Mr. Winegar had served in the capacity as Vice President of the Company since June 2006, but had not served as an officer of the Company.  Mr. Winegar has over 20 years of medical device regulatory, quality, and clinical research experience at key management roles in various large and small medical device firms, including Medtronic, Boston Scientific, Myocor, and ev3.  Most recently, Mr. Winegar was employed at ev3 (fka Vertomed) from January 1, 2002 through August 2005.  During his tenure at ev3, Mr. Winegar held various positions, including Director of Regulatory Affairs, Vice President of International Regulatory Affairs, and Vice President of Regulatory Affairs, Quality Assurance, and Clinical Research.  At the time of his departure from ev3, Mr. Winegar held the title of Vice President of International Regulatory Affairs.  During the time period from August 2005 until he joined Enpath Medical in July 2006, Mr. Winegar was an Independent Consultant.  In this role, Mr. Winegar provided guidance and support to medical device manufacturers in the areas of Regulatory Affairs, Quality Assurance, Clinical Research, and Microbiology.

Compensatory Arrangements of Certain Officers

The Board, on the recommendation of the Compensation Committee, approved employment agreements with John C. Hertig, the Company’s Chief Executive Officer and with the other officers of the Company.

Under Mr. Hertig’s Employment Agreement, his terms of employment will run through December 31, 2008.  If prior to a change in control, Mr. Hertig’s employment is terminated without cause or he resigns for “good reason,” then he would receive severance payments equal to the lesser of (i) six months or (ii) the period until December 31, 2008.  He would also be entitled to receive a pro rata bonus based on “target bonus” for the year then in effect through his last day of employment if he was employed for at least six months of the year.  Payment would be made if the Company achieves the performance levels that would have paid out the “target bonus” amount and would be paid when other employees receive their bonus following the completion of the audit for the year in which the termination occurs.

If John Hertig’s employment is terminated without cause or he resigned for “good reason,” within 12 months after a change in control, then his severance would be 12 months.  He would also be entitled to receive a pro rata bonus, based on “target bonus” for the year then in effect, through his last day of employment.  Payment would be made if the Company achieves the performance levels that would have paid out the “target bonus” amount and would be paid when other employees receive their bonus following the completion of the audit for the year in which the termination occurs.

The Board also authorized the Company to enter into employment agreements with the following officers:

Scott P. Youngstrom	Chief Financial Officer
Steven D. Mogenson	Vice President of Sales and Marketing
Mark C. Kraus	Vice President and General Manager of Introducers
Michael Winegar	Vice President of Regulatory Affairs and Quality Assurance
Michael Erdmann	Corporate Controller and Corporate Secretary

Each of these agreements contains a change in control provision that if an officer’s employment was terminated without cause or he resigned for “good reason,” within 12 months after the change in control, then his severance would be the greater of (i) six months (four months in the case of Mr. Erdmann) or (ii) two weeks for every year with the Company.  The officer would also be entitled to receive a pro rata bonus, based on the “target bonus” for the year then in effect, through his last day of employment.  Payment of the bonus would be made if in fact the Company achieved the performance levels that would have paid out the “target bonus” amount and would be paid when other employees received their bonus following the completion of the audit for the year in which the termination occurs.  The employment agreements also contain standard non-compete provisions and assignment of intellectual property provisions.

Under the terms of the Company’s stock option plan, all stock options and restricted stock grants are automatically vested in the event of the acquisition of the Company.  The new agreements expand the definition of change in control to accelerate this vesting to encompass changes in control other than a merger or acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENPATH MEDICAL, INC.

/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Dated:  December 18, 2006